Exhibit 99.1

AgEagle Aerial Systems Appoints Drone Industry Leader

Brandon Torres Declet as New Chief Executive Officer

WICHITA, Kan. – May 24, 2021 – (GLOBE NEWSWIRE) – AgEagle™ Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry leading drone solutions provider, today announced that its Board of Directors has named Brandon Torres Declet, current Chief Operating Officer of the Company, as its new Chief Executive Officer, effective immediately. He is succeeding J. Michael Drozd who has elected to leave AgEagle to pursue new career opportunities.

Barrett Mooney, Chairman of the Board, stated, “Brandon is a proven leader with a distinguished track record of entrepreneurial success, innovation and talent development, as well as deep knowledge, influence and experience in the drone industry. After careful consideration, the Board determined that the change in leadership was a great opportunity to leverage Brandon’s expertise to grow the business and provide its shareholders with long-term growth and value. The Board has great confidence in Brandon and believes that, under his leadership, AgEagle will continue to break new ground providing a broad range of drone hardware, sensor and software solutions to global customers. This change will foster AgEagle’s pioneering spirit and cement the trust and fidelity it is forging with its customers and business partners in the rapidly growing drone market.”

“The Board and I deeply appreciate Michael Drozd for his leadership and contributions to AgEagle over the past 12 months, which has helped to position the Company to diversify its reach into a broader range of drone market verticals. He leaves AgEagle in a strong strategic and financial position, and we thank him for his service,” said Mooney.

Drozd stated, “I am very proud of what we accomplished at AgEagle over the last year; increasing shareholder value by approximately 350%, revenues by approximately 333% from 2019 to 2020 with revenue growth rate continuing into 2021, increasing gross profit from 32% in 2019 to 45% in 2020, and hiring incredibly talented team members that have propelled the growth of the business. The business is in excellent shape and I am confident the team will continue to deliver terrific results. I wish the entire AgEagle family all the best for a bright future.”

“We all want to thank Michael for his work over the past year and wish him the best in his future endeavors. I am incredibly excited about what the future holds for AgEagle, Measure and MicaSense as we pursue developing and providing quality drone solutions to enterprise customers around the world,” said Torres Declet.

As announced on April 29, 2021, Torres Declet joined AgEagle’s executive leadership team as COO and a member of the Board of Directors following the Company’s acquisition of Measure, an award-winning aerial intelligence solutions company Torres Declet founded and served as CEO since 2014. He has been named a Washingtonian Magazine Tech Titan three times and was recently appointed by the U.S. Secretary of Transportation to the Federal Aviation Administration’s Drone Advisory Committee.

About AgEagle Aerial Systems Inc.

Founded in 2010, AgEagle is one of the nation’s leading commercial drone technology providers. AgEagle’s mission is to empower The Drone Age™ by providing American-made, tailored, and scalable drone solutions to the world. The Company is leveraging its reputation as one of the industry’s premium technology solutions and aerial data intelligence providers to deliver high performance, end-to-end drone solutions to the agriculture, commercial and industrial markets. AgEagle products are proudly manufactured and assembled in the United States. For additional information, please visit our websites at www.ageagle.com, www.measure.com and www.micasense.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars, or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

 AgEagle Aerial Systems Contacts:

Investor Relations:	Media:
Gateway Investor Relations	Clarity PR
Matt Glover or Cody Cree	Monica Feig
Phone: 949-574-3860	Phone: 818-917-0770
Email: UAVS@gatewayIR.com	Email: ageagle@clarity.pr